Exhibit 99.4

Nasdaq Notifies Sinoenergy Corporation of Proposed Delisting

    BEIJING, Oct. 13 /PRNewswire-Asia-FirstCall/ -- Sinoenergy Corporation (Nasdaq: SNEN), developer and operator of retail compressed natural gas (CNG) filling stations in the People's Republic of China and a manufacturer of CNG transport truck trailer, CNG filling station equipment and CNG fuel conversion kits for automobiles, today announced that, on October 9, 2009, the Company received a notice from The Nasdaq Stock Market stating that, because of the Company's failure to hold an annual meeting of shareholders at which proxies were solicited, the Company is in violation of Nasdaq's rule requiring

Nasdaq-listed issuers to hold an annual meeting of shareholders, to solicit proxies and to provide proxy statements to Nasdaq.  Because of this failure, unless the Company files an appeal by 4:00 PM, Eastern time on October 16, 2009, the trading of the Company's common stock on Nasdaq will be suspended at the opening of business on October 20, 2009 and Nasdaq will make a filing with the SEC to remove the Company's common stock from listing and registration on The Nasdaq Stock Market. The Company intends to file an appeal of Nasdaq's determination.

    About Sinoenergy

    Sinoenergy is a developer and operator of retail CNG stations as well as a manufacturer of CNG transport truck trailers, CNG station equipment, and natural gas fuel conversion kits for automobiles, in China.  In addition to its CNG related products and services, the Company designs and manufactures a wide variety of customized pressure containers for use in the petroleum and chemical industries.  The Company's website is http://www.sinoenergycorporation.com .  Information on the Company's website or any other website does not constitute a portion of this press release.

    Forward-Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiaries.  These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions.  Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected.  Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ).  All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws.  The Company does not assume a duty to update these forward-looking statements.

    For further information, please contact:

Selina Tang
IR Manager
Sinoenergy Corporation
Tel: +86-10-8492-7035 x832
Email: tys@sinoenergycorporation.com

SOURCE  Sinoenergy Corporation